SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
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               Securities Exchange Act of 1934 (Amendment No.   )

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     Rule 14a-11(c) or Rule 14a-12


                       Lone Star Steakhouse & Saloon, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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



                       LONE STAR STEAKHOUSE & SALOON, INC.
                                224 East Douglas
                                    Suite 700
                           Wichita, Kansas 67202-3414

                                   ----------

                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 27, 1999

                                   ----------


To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of LONE STAR STEAKHOUSE & SALOON, INC., a Delaware corporation (the "Company"), will be held at the Sullivan's Steakhouse restaurant located at 1745-61 Wazee Street, Denver, Colorado 80202-1231, on May 27, 1999, at 12:00
p.m. local time, for the following purposes:

     1. To elect two (2) members of the Board of Directors to serve until the 2002 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

     2. To ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 28, 1999; and

     3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 12, 1999 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.


                                        By Order of the Board of Directors




                                        GERALD T. AARON,
                                          Secretary


Dated: April 19, 1999



         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE
        URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE
             ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF
                          MAILED IN THE UNITED STATES.

                       LONE STAR STEAKHOUSE & SALOON, INC.
                                224 East Douglas
                                    Suite 700
                           Wichita, Kansas 67202-3414

                                   ----------

                                 PROXY STATEMENT
                                       FOR
                       1999 ANNUAL MEETING OF STOCKHOLDERS
                                  May 27, 1999

                                   ----------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders by the Board of Directors of Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at its Sullivan's Steakhouse restaurant located at 1745-61 Wazee Street, Denver, Colorado 80202-1231, on May 27, 1999 at 12:00 p.m., local time, or at any adjournments thereof.

     The  principal  executive  offices of the  Company  are located at 224 East
Douglas, Suite 700, Wichita, Kansas 67202. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is April 19, 1999.

                        RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on April 12, 1999, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the Record Date, there were outstanding 35,812,768 shares of the Company's common stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                        ATTENDANCE AT THE ANNUAL MEETING

     Only stockholders, their proxy holders and the Company's invited guests may attend the Meeting. For admission to the Meeting, stockholders who own shares of Common Stock in their own names should come to the stockholders check-in table, where their ownership will be verified. Those who have beneficial ownership of Common Stock that is held of record by a bank or broker (often referred to as "holding in street name") should also come to the stockholders check-in table; they must bring account statements or letters from their banks or brokers indicating that they owned the Company's Common Stock as of the Record Date.

     The doors to Sullivan's Steakhouse will be opened at 11:30 a.m. and the Meeting will begin at 12:00 p.m.

                                VOTING OF PROXIES

     Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 28, 1999 and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-voters" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

     The following table sets forth information concerning ownership of the Company's Common Stock, as of April 12, 1999, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer as defined in Item 402(a)(3) of Regulation S-K ("Item 402(a)(3)") and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for five percent stockholders, directors and executive officers of the Company is 224 East Douglas, Suite 700, Wichita, Kansas 67202-3414.

                            Name and Address                                Shares              Percentage
                          of Beneficial Owner                         Beneficially Owned         of Class
                          -------------------                         ------------------         --------
     Jamie B. Coulter ............................................       4,595,393(1)              12.1
     John D. White ...............................................         948,025(2)               2.6
     Michael J. Archer ...........................................             -0-(3)                 *
     Gerald T. Aaron  ............................................         512,706(4)               1.4
     Clark R. Mandigo ............................................          66,267(5)                 *
     Fred B. Chaney  .............................................          50,000(6)                 *
     William H. Tilley  ..........................................          63,734(7)                 *
     First Pacific Advisors, Inc .................................       2,615,268(8)               7.3
     Lazard Freres & Co. LLC .....................................       2,868,389(9)               8.0
     All directors and executive officers as a group
       (7) persons (1) (2) (3) (4) (5) (6) (7) ...................       6,236,125                 14.7

----------
*    Less than 1%

(1) Excludes shares held of record by the adult children of Mr. Coulter. Mr. Coulter disclaims beneficial ownership of these shares. Includes presently exercisable options to purchase 2,200,000 shares of Common Stock.

(2) Includes presently exercisable options to purchase 800,000 shares of Common Stock.

(3) Effective December 14, 1998, the Board of Directors of the Company offered optionees, except for Mr. Coulter, under the Company's 1992 Incentive and Non-Qualified Plan the opportunity to have their stock options re-issued and re-priced ("Re-issued and Re-priced Program"). Pursuant to the Re-issued and Re-priced Program, Mr. Archer's outstanding options as of December 14, 1998, were canceled and new options to purchase 283,177 shares of Common Stock were issued at an exercise price of $8.00 per share with a new vesting schedule. (The Re-issued and Re-priced Program is more fully described under "Executive Compensation -- Re-issuing and Re-Pricing of Stock Options" herein ).

(4) Includes presently exercisable options to purchase 475,000 shares of Common Stock.

(5) Includes presently exercisable options to purchase 32,267 shares of Common Stock

(6) Includes presently exercisable options to purchase 46,000 shares of Common Stock.

(7) Includes 10,400 shares of Common Stock owned by a California corporation of which Mr. Tilley is the principal stockholder and presently exercisable options to purchase 13,334 shares of Common Stock.

(8) Based on a joint Schedule 13G filed in February, 1999, First Pacific Advisors, Inc. beneficially holds 2,615,268 shares of the Company's Common Stock. The address of First Pacific Advisors, Inc., is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.

(9) Based on a Schedule 13G filed in February, 1999, Lazard, Freres & Co., LLC beneficially holds 2,868,389 shares of the Company's Common Stock. The address of Lazard Freres & Co., LLC is 30 Rockefeller Plaza, New York, NY 10020.

                       PROPOSAL I - ELECTION OF DIRECTORS

     Article Fifth, Paragraph A of the Certificate of Incorporation of the Company, and Article Two, Section 2.2 of its By-Laws provide for the organization of the Board of Directors into three classes. The number of Directors is established by the By-Laws pursuant to Board authorization. Currently, the Board is composed of six (6) Directors. The nominees for Directors are currently directors of the Company. Michael J. Archer and Fred B. Chaney were appointed to the Board in September, 1996 and April, 1995 respectively. All Directors are chosen for a full three-year term to succeed those whose terms expire. It is therefore proposed that two (2) Directors be elected to serve until the Annual Meeting of Stockholders to be held in 2002 and until their successors are elected and shall have qualified.

     Unless otherwise specified, all Proxies received will be voted in favor of the election of Michael J. Archer and Fred B. Chaney, the nominees. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker nonvotes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. The terms of the nominees expire at the Meeting and when their successors are duly elected and shall have qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

     The following table sets forth the ages and terms of office of the Directors of the Company:

                                                                Term of Office
             Name                                  Age        as Director Expire
             ----                                  ---           -------------
Jamie B. Coulter .............................     58                2001
John D. White ................................     51                2000
Michael J. Archer ............................     38                1999
Fred B. Chaney ...............................     62                1999
Clark R. Mandigo .............................     55                2000
William H. Tilley ............................     59                2000

     Jamie B. Coulter has served as Chairman and Chief Executive Officer of the Company since January 1992 and President of the Company from January, 1992 to
June, 1995 (and has been a director and executive officer of various subsidiaries of the Company since 1991). From 1964 to 1970 Mr. Coulter was a major franchisee of Kentucky Fried Chicken. From 1965 to May, 1997, Mr. Coulter was a Pizza Hut franchisee and owned in excess of 100 Pizza Hut restaurants. Since 1980, Mr. Coulter has been the sole stockholder and President of Coulter Enterprises, Inc., a management consulting company that provided accounting and administrative services for certain affiliated and non-affiliated businesses and the Company. In October, 1998 the Company acquired the assets and assumed certain liabilities of Coulter Enterprises, Inc. (See "Certain Relationships and Related Transactions").

     John D. White has been the Chief Financial Officer and a Director of the Company since January 1992, a director and executive officer of various subsidiaries of the Company since 1991 and Executive Vice President since June, 1995. Prior to joining the Company, Mr. White was employed for eleven years as Senior Vice President of Finance for Coulter Enterprises, Inc. From 1970 to 1980, Mr. White was a certified public accountant with Arthur Young & Company.

     Michael J. Archer, has been Chief Operating Officer -- Del Frisco's/Sullivan's since August, 1996 and a Director of the Company since September, 1996. From April, 1995 until August, 1996 Mr. Archer had been Senior Vice President -- Operations of the Company. Prior to joining the Company, Mr. Archer was employed in various capacities, including President, of Morton's of Chicago, Inc., a subsidiary of Quantum Restaurant Group, Inc. for thirteen years.

     Fred B. Chaney, Ph.D, has been a director of the Company since May, 1995. Dr. Chaney was President and Chief Executive Officer of TEC's parent company, Vedax Sciences Corporation, until March, 1998 when he sold his interest. Dr. Chaney through the TEC organization had formed a network of various management organizations in several countries, including the United States where approximately 4,000 presidents of companies meet on a quarterly basis. Dr. Chaney's early business career was with the Boeing Company and Rockwell, where he implemented management systems and quality motivational programs. In 1968 he co-authored the book Human Factors in Quality Assurance with Dr. D. H. Harris. Dr. Chaney has authored numerous publications and professional papers and has taught management classes for the University of Southern California. Dr. Chaney is a board member of Hobie Sports.

     Clark R. Mandigo has been a Director of the Company since March 1992. Mr. Mandigo has been a Papa John's Pizza franchisee since 1995. From 1986 to 1991, he was President, Chief Executive Officer and Director of Intelogic Trace, Inc., a corporation engaged in the sale, lease and support of computer and communications systems and equipment. From 1985 to 1997, Mr. Mandigo served on the Board of Directors of Physician Corporation of America, a managed health care company and from 1993 to 1997, Mr. Mandigo served on the Board of Palmer Wireless, Inc., a cellular telephone system operator. Mr. Mandigo currently serves on the Board of Directors of Horizon Organic Holdings Corporation and as a Trustee of Accolade Funds.

     William H. Tilley has been a Director of the Company since December, 1997. Mr. Tilley currently serves as Chairman and Chief Executive Officer of The Jacmar Companies which was founded in 1964. Mr. Tilley also founded Pacific Ventures, Ltd., a restaurant operating company in the United States Territory of Guam. Pacific Ventures, Ltd. has license agreements with Taco Bell, Sizzler and the Company to operate restaurants in Guam. Mr. Tilley is the principal stockholder of California Star Restaurants, Inc., a licensee of the Company, which owns and operates three (3) Lone Star restaurants in California. Mr. Tilley also teaches graduate business courses at USC and UCLA. Mr. Tilley currently serves on the Board of Directors of Hollis-Eden Pharmaceuticals, Inc.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Meetings

     For the fiscal year ended December 29, 1998, there were ten (10) meetings of the Board of Directors. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware. The Board of Directors does not have a standing nominating committee.

     The Board of Directors has created an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee is composed of all of the Company's non-management directors and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is also composed of all of the Company's non-management directors, recommends to the Board of Directors compensation for the Company's key employees. The Stock Option Committee consists of two of the non-management directors and administers the Company's 1992 Incentive and Non-Qualified Stock Option Plan, as amended (the "Plan") and awards stock options thereunder. The members of the Audit Committee and Compensation Committee are Messrs. Chaney, Mandigo, and Tilley. The members of the Stock Option Committee are Messrs. Chaney and Mandigo. During 1998, there were four meetings of the Audit Committee, two meetings of the Compensation Committee and two meetings of the Stock Option Committee.

Other Executive Officers

     Gerald T. Aaron, 58, has been Senior Vice President -- Counsel and Secretary of the Company since January 1994 and an officer of various subsidiaries of the Company since December, 1997. From November 1991 to January 1994, Mr. Aaron was employed as General Counsel for Coulter Enterprises, Inc. From March 1989 to November 1991, Mr. Aaron operated a franchise consultant practice. From 1969 to 1984 Mr. Aaron was Vice President -- Counsel for Pizza Hut, Inc. and from 1984 to 1989, Mr. Aaron was President of International Pizza Hut Franchise Holders Association.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the four most highly compensated executive officers of the Company (collectively with the CEO the "Named Executive Officers") other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 29, 1998.

                           SUMMARY COMPENSATION TABLE

                                       Annual Compensation                         Long Term Compensation
                                 -------------------------------       ----------------------------------------------
                                                                                       Number of
                                                                                       Securities
                                                                       Other Annual    Underlying       All Other
  Name and Principal Position    Year      Salary       Bonus($)       Compensation    Options(#)    Compensation (1)
  ---------------------------    ----      ------       --------       ------------    ----------    ----------------
Jamie B. Coulter..............
   Chairman of the Board         1998     $300,000            --            --                --           --
   and Chief Executive           1997     $275,000            --            --                --           --
   Officer                       1996     $250,000            --            --         1,200,000           --

John D. White.................
   Executive Vice President      1998     $283,000            --            --                --           --
   Chief Financial Officer       1997     $259,600            --            --                --           --
   and Treasurer                 1996     $236,000            --            --           600,000           --

Robert M. Kendall (2).........
   Former - Chief Operating      1998     $250,000            --            --                --           --
   Officer                       1997     $200,000            --            --                --           --
                                 1996     $150,000            --            --           225,000           --

Michael J. Archer (3).........
   Chief Operating Officer       1998     $250,000      $125,000            --                --           --
   Del/Frisco's/Sullivan's       1997     $214,000      $100,000            --                --           --
                                 1996     $214,000            --            --           400,000           --

Gerald T. Aaron...............
   Senior Vice President -       1998     $228,000            --            --                --           --
   Counsel & Secretary           1997     $209,000            --            --                --           --
                                 1996     $190,000            --            --           300,000           --

----------
(1) Perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

(2)  Mr. Kendall voluntarily resigned on December 29, 1998.

(3) In August, 1996, the Company provided Mr. Archer with a $100,000 non-interest bearing loan payable upon demand. In April, 1997, the Company agreed to cancel the debt and treat the $100,000 as 1997 employee compensation.

Option Grants

     With the exception of Mr. Archer, who elected to re-issue and re-price his existing stock options, the Company granted no stock options to the CEO and other Named Executive Officers during the fiscal year ended December 29, 1998.

Option Exercise Table

     No options were exercised by the CEO and the other Named Executive Officers during the fiscal year ended December 29, 1998. The following table sets forth certain information concerning unexercised options held as of December 29, 1998 by the CEO and the other Named Executive Officers.

                          FISCAL YEAR-END OPTION VALUES


                                                       Number of Securities              Value of Unexercised
                                                      Underlying Unexercised             In-the-Money Options
                                                   Options at December 29, 1998      at December 29, 1998 ($) (1)
                                                   -----------------------------     ----------------------------
                   Name                            Exercisable     Unexercisable     Exercisable    Unexercisable
                   ----                            -----------     -------------     ----------     -------------
Jamie B. Coulter ........................          2,200,000          400,000             -0-          -0-
John D. White ...........................            800,000          200,000             -0-          -0-
Michael J. Archer .......................                  0          283,177             -0-          -0-
Robert M. Kendall .......................            203,704          175,000             -0-          -0-
Gerald T. Aaron .........................            475,000          100,000             -0-          -0-

----------
(1) Such amounts are based on the closing price of a share of Common Stock $7.875 as reported by the Nasdaq National Market ("NASDAQ") on December 29, 1998.

Directors Compensation

     Directors who are not employees of the Company receive an annual fee of $5,000 and a fee of $1,250 for each Board of Directors meeting attended and are reimbursed for their expenses. Employees who are Directors are not entitled to any compensation for their service as a Director. Non-employee Directors are also entitled to receive grants of options under the Company's 1992 Directors Stock Option Plan (the "Directors Plan"). Generally, upon election to the Board, each director who is not an executive officer is granted a one-time stock option to acquire 40,000 shares of Common Stock and receives an annual option grant upon the anniversary date of 6,800 shares. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on NASDAQ on the date of grant. Currently, options to purchase an aggregate of 155,200 shares of Common Stock are outstanding under the Directors Plan at exercise prices ranging from $7.43 per share to $21.688 per share. In 1998, the Company's outside Directors were automatically granted options to purchase an aggregate of 20,400 shares of Common Stock under the Directors Plan at exercise prices ranging from $7.43 to $21.688 per share.

Employment Agreements

     The Company has entered into separate employment agreements, with each of Messrs. White, Archer, and Aaron, dated as of January 1, 1999, providing for the employment of such individuals as Executive Vice President and Chief Financial Officer, Chief Operating Officer -- Del Frisco's/Sullivan's , and Senior Vice President -- Counsel, respectively. Each employment agreement provides that the officer shall devote substantially all of his professional time to the business of the Company. Each agreement terminates in February, 2002, but the Company has the option to extend the term annually for additional one year periods. Each agreement contains non-competition, confidentiality and non-solicitation provisions which apply for eighteen months after cessation of employment. Messrs. White, Aaron and Archer's employment agreements provide that in the event of a change of control of the Company (as defined therein), they would have the option to terminate their respective agreements upon 10 days' notice to the Company in which event, the non-solicitation and non-competition provisions would terminate.

     Mr. Coulter has also entered into a non-competition, confidentiality and non-solicitation agreement with the Company. Mr. Coulter's agreement has been amended, effective January 1, 1999 to provide that in the event of a change of control of the Company (as defined therein), Mr. Coulter would have the option to terminate his agreement upon 10 days' notice to the Company in which event, the non-solicitation and non-competition provisions would terminate.

Joint Report by the Compensation Committee and the Stock Option Committee on Executive Compensation

General

     The Compensation Committee determines the cash and other incentive compensation (with the exception of stock options which are granted by the Stock Option Committee), if any, to be paid to the Company's executive officers and key employees. Messrs. Chaney, Mandigo and Tilley, non-employee directors of the Company, serve as members of the Compensation Committee and, Audit Committee. Messrs. Chaney and Mandigo serve as members of the Stock Option Committee and are "disinterested directors" (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended). Mr. Mandigo serves as Chairman of the Compensation Committee and of the Stock Option Committee. Mr. Tilley serves as Chairman of the Audit Committee. During fiscal 1998, there were two meetings of the Compensation Committee, four meetings of the Audit Committee and two meetings of the Stock Option Committee.

Compensation Philosophy

     The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee historically established executives' base salaries at relatively low levels. However, the Compensation Committee has decided to increase executives' base salaries closer to the median for the restaurant industry. It is the philosophy of the Compensation Committee in tandem with the Stock Option Committee to provide officers with the opportunity to realize potentially significant financial gains through the grants of stock options. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. However, the decision to ultimately grant stock options is based primarily on the criteria set forth under "Stock Option Plan" below.

     Section  162(m) of the  Internal  Revenue  Code of 1986,  as  amended  (the
"Code"), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan qualifies as "performance-based compensation." Accordingly, the Company has not established a policy with respect to Section 162(m) of the Code because the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

Salaries

     Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, food service and management experience, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, (as defined herein). Such companies are comparable in that they are fast-growth companies in the casual dining segment of the restaurant industry. The Company believes salaries for its officers remain below average as compared to the companies reviewed. Annual salary adjustments are determined in descending level of importance by (i) evaluating the financial results achieved by the Company, which includes revenues, earnings, unit growth and profit margins of the Company, (ii) the performance of the executive particularly with respect to the ability to manage growth and profitability of the Company, (iii) the length of the executive's service to the Company and (iv) any increased responsibilities assumed by the executive. There are no restrictions on salary adjustments of the Company. The Company has employment agreements with Messrs. White, Archer and Aaron, which set the base salaries for such individuals. These base salaries are based on and are reviewed annually in accordance with the factors described in this paragraph and the terms of the employment agreements. See "Executive Compensation -- Employment Agreements."

Annual Bonuses

     The Company does not currently have a formal bonus plan for its executives and no bonuses were paid to executives for the 1998 fiscal year, with the exception of Mr. Archer who is contractually entitled to receive a bonus up to sixty percent (60%) of his salary for any annual period. The bonus is paid at the discretion of the Company and is based upon Mr. Archer's achieving certain goals and objectives agreed upon between Mr. Archer and the Company. The Company may in the future adopt an executive bonus plan. As indicated under "Stock Option Plan" below, the Company has granted options in the past to the Named Executive Officers in part to reward their performance, but no options were granted for the 1998 fiscal year.

Compensation of Chief Executive Officer

     Mr. Coulter's base salary is based upon the factors described in the "Salaries" paragraph above. Mr. Coulter's salary, by design, is below the average as compared to the salaries of executive officers of restaurant companies of similar size reviewed by the Company. As noted above, the Company does not presently have a formal bonus plan for executives and no bonus was paid to Mr. Coulter for the 1998 fiscal year.

Stock Option Plan

     It has historically been the philosophy of the Stock Option Committee to tie a significant portion of an executives' total opportunity for financial gain to increases in stockholder value, thereby aligning the long-term interest of the stockholders with the executives and to retain such key employee. All salaried employees, including executives and part-time employees, of the Company and its subsidiaries, are eligible for grants of stock options pursuant to the Plan. In addition, because the executives' base salaries are currently set below the average of similar positions in comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group and because the Company presently maintains neither a qualified retirement program nor a bonus plan for executives, the Plan is intended to provide executives with opportunities to supplement their base compensation.

     Effective December 14, 1998, the Board of Directors offered optionees, with the exception of Mr. Coulter, under the Plan, the opportunity to have their stock options re-issued and re-priced (Re-issued and Re-priced Program"). The Re-issued and Re-priced Program provides that existing options as of December 14, 1998, with an exercise price of more than $8.00 per share would be re-priced to $8.00 per share if the optionee agreed to accept a reduced number of options with a new vesting period commencing on the date of acceptance. The number of options re-issued at $8.00 per share was the number derived by multiplying the number of current option shares by the quotient of $8.00 divided by the option price of the surrendered options. Under the Re-issued and Re-priced Program options to purchase 1,711,253 shares of the Company's Common Stock were canceled and new options to purchase 767,584 shares of the Company's Common Stock were re-issued at a price of $8.00 per share. Messrs. Coulter, White and Aaron did not participate in the Re-issued and Re-priced Program. Mr. Archer did elect to have his existing options canceled and new options re-issued.

     Compensation Committee:       Clark R. Mandigo, Chairman
                                   Fred B. Chaney
                                   William H. Tilley

     Stock Option Committee:       Clark R. Mandigo, Chairman
                                   Fred B. Chaney

Compensation Committee Interlocks

     The Compensation Committee consists of Messrs. Chaney, Mandigo and Tilley. Except as set forth in "Certain Relationships and Related Transactions -- Other Affiliated Transactions," none of such Directors was a party to any transaction with the Company which requires disclosure under Item 402(j) of Regulation S-K.

Re-issuing and Re-pricing of Stock Options

                                                                                                                       Length of
                                                    Number of     Market price                                         new option
                                                   securities     of stock at     Exercise price                         term at
                                   Date of         underlying       time of        at time of                            date of
                                 Re-issued &         options      Re-issued &      Re-issued &          New            Re-priced and
                                  Re-priced        repriced or     Re-priced        Re-priced         exercise          Re-issued
Name                               Program         amended (#)     Program ($)      Program ($)       price ($)          Program
----                             ------------      -----------    ------------    ---------------     ---------        -------------
Michael J. Archer* ........        12/14/98          171,000          $8.00           $18.25            $8.00            10 years
                                   12/14/98           75,000          $8.00           $18.25            $8.00            10 years
                                   12/14/98          400,000          $8.00           $18.25            $8.00            10 years

----------
* The number of shares of Common Stock underlying stock options was reduced from 646,000 to 283,177. The Re-issued and Re-priced options vest equally over a three (3) year period commencing December 14, 1999.

     The following table sets forth information relating to the Company's re-pricing of stock options in 1997.


Re-pricing of Stock Options

                                                                                                                        Length of
                                                    Number of     Market price                                           original
                                                   securities     of stock at     Exercise price                        optionterm
                                                   underlying        time of        at time of                           remaining
                                                     options      repricing or     repricing or         New             at date of
                                   Date of         repriced or      amendment        amendment        exercise         repricing or
Name                              repricing        amended (#)        ($)               ($)           price ($)          amendment
----                             ------------      -----------    ------------    ---------------     ---------        -------------
Jamie B. Coulter ..........         4/25/97          300,000         $18.25           $20.75           $18.25             6 years
                                    4/25/97          400,000         $18.25           $22.00           $18.25             7 years
                                    4/25/97          500,000         $18.25           $19.00           $18.25             8 years
                                    4/25/97          200,000         $18.25           32.625           $18.25             9 years
                                    4/25/97        1,200,000         $18.25           28.375           $18.25            10 years
John D. White .............         4/25/97           75,000         $18.25           $20.75           $18.25             6 years
                                    4/25/97          100,000         $18.25           $22.00           $18.25             7 years
                                    4/25/97          125,000         $18.25           $19.00           $18.25             8 years
                                    4/25/97          100,000         $18.25           32.625           $18.25             9 years
                                    4/25/97          600,000         $18.25           28.375           $18.25            10 years
Michael J. Archer .........         4/25/97          171,000         $18.25           $31.00           $18.25             8 years
                                    4/25/97           75,000         $18.25           32.625           $18.25             9 years
                                    4/25/97          400,000         $18.25           28.375           $18.25            10 years
Dennis L. Thompson ........         4/25/97           75,000         $18.25           $20.75           $18.25             6 years
                                    4/25/97          100,000         $18.25           $22.00           $18.25             7 years
                                    4/25/97          100,000         $18.25           $19.00           $18.25             8 years
                                    4/25/97          100,000         $18.25           32.625           $18.25             9 years
                                    4/25/97          133,333         $18.25           28.375           $18.25            10 years
Gerald T. Aaron ...........         4/25/97          100,000         $18.25           $22.00           $18.25             7 years
                                    4/25/97          100,000         $18.25           $19.00           $18.25             8 years
                                    4/25/97           75,000         $18.25           32.625           $18.25             9 years
                                    4/25/97          300,000         $18.25           28.375           $18.25            10 years


Common Stock Performance

     The following graph compares the total return on the Company's Common Stock from January 1, 1993, to the total returns of the Standard & Poor's Mid-Cap 400 Index and the Standard & Poor's Restaurant Industry Index (the "Peer Group").


                           COMPARISON OF TOTAL RETURN
                    FROM JANUARY 1, 1993 TO DECEMBER 29, 1998
                                      AMONG
                       LONE STAR STEAKHOUSE & SALOON, INC.


           THE STANDARD & POOR'S MID-CAP 400 INDEX AND THE PEER GROUP

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]

                                             Base       Return      Return     Return      Return      Return
                                            Period        To          To         To          To          To
Company/Index Name                          Dec 93    27 Dec 94   26 Dec 95  31 Dec 96    30 Dec 97   29 Dec 98
------------------                          ------    ---------   ---------  ---------    ---------   ---------
Lone Star Steakhouse Saloon..............     100        71.82      145.46      101.39       66.33      29.85
S&P MIDCAP 400 Index ....................     100        96.00      125.31      149.37      197.55     256.59
RESTAURANTS-500..........................     100        99.23      146.33      144.58      155.24     243.29

     Assumes $100 invested on January 1, 1993 in the Company's Common Stock, the Standard & Poor's Mid-Cap 400 Index and the Peer Group. The calculations in the table were made on a dividends reinvested basis.

     There can be no assurance that the Company's Common Stock performance will continue with the same or similar trends depicted in the above graph.

       PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 28, 1999. Although the selection of independent auditors does not require ratification, the Board of Directors has directed that the appointment of Ernst & Young, LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Ernst & Young, LLP as the Company's independent auditors, the Board of Directors will consider the appointment of other certified public accountants. A representative of Ernst & Young, LLP will be present at the Meeting and will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Ernst & Young, LLP requires the affirmative vote of a majority of the votes cast by all stockholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required stockholder vote.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 28, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Services Agreement

     The Company had a services agreement with Coulter Enterprises, Inc. pursuant to which the Company utilized certain accounting and administrative services provided by Coulter Enterprises, Inc., which is owned by Jamie B. Coulter. The services agreement initially expired on December 31, 1992 and was renewable thereafter on a year-to-year basis. For fiscal year 1998, the fixed annual charge was $3,737,000 and the per restaurant per 28-day accounting period fee was $466 plus reimbursement of all direct out-of-pocket costs and expenses. From December 30, 1997 through October 19, 1998, the Company paid fees of $4,367,152 under the services agreement. On October 19, 1998, the Company acquired the operations, purchased certain assets and assumed certain liabilities of Coulter Enterprises, Inc., for a purchase price of $10,500,000 plus the assumption of liabilities. The acquisition was approved by the non-management directors of the Company. The Company also engaged Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. who rendered an opinion that the consideration paid by the Company in connection with the transaction was fair to the Company and its stockholders from a financial point of view.

     In connection with the acquisition of Coulter Enterprises, Inc., the Company assumed certain month-to-month lease obligations to entities owned by Mr. Coulter. The month-to-month leases provide for additional meeting room space, document storage and parking lot space to be utilized by the Company. Total rent paid to these related-party entities in 1998 was $37,900.

     Prior to the acquisition of certain assets of Coulter Enterprises, Inc. there were intercompany advances between the Company and Coulter Enterprises, Inc. While the Company had substantial cash at all time periods (primarily invested in short-term, investment grade, interest-bearing securities), these intercompany advances allowed the Company to fund on a short-term basis, construction costs and property purchases without terminating investments. At other times, the Company advanced funds to Coulter Enterprises, Inc. to fund negative working capital. These advances were repayable with interest. In 1998, the maximum amount owed by Coulter Enterprises, Inc. was $1,575,602 (on June 12,
1998) and the maximum  amount owed by the Company was  $5,650,776  (on April 21,
1998). The interest rate on the loans were intended to be neutral to the lender on a pre-tax basis and for 1998, the Company paid Coulter Enterprises, Inc. a net interest amount of $170,000. As of October 19, 1998, all amounts owed by either the Company or Coulter Enterprises, Inc. had been repaid.

Other Affiliated Transactions

     Prior to the acquisition of Coulter Enterprises, Inc., the Company reimbursed Coulter Enterprises, Inc. for the use of an airplane and pilot services provided by another related entity. Amounts reimbursed for the use of the airplane and pilot services was $856,016, in 1998. The Company believes that the foregoing transactions are on terms at least as favorable as the terms that the Company would have received from unaffiliated third parties.

     In 1998, the Company made miscellaneous expenditures to a retail establishment owned by Mr. Coulter totaling $24,505. In addition, Mr. Coulter paid the Company $21,008 for reimbursement of various services which were provided by employees of the Company during 1998.

     In December, 1997, the Company provided Michael J. Archer with a $400,000 loan bearing interest at the rate of 7.5% per annum, payable on demand. The loan is secured by a mortgage on real estate and improvements.

     Mr. Tilley, a director, is owner of a majority interest in Pacific Ventures, Ltd., which is a fifty percent owner of Restaurants of Micronesia, which is a licensee of the Company and operates a Lone Star restaurant in the United States Territory of Guam. During 1998, the licensee paid the Company $66,291 in royalty fees.

     Mr. Tilley is the principal stockholder of California Star Restaurants, Inc., a licensee of the Company which owns and operates three (3) Lone Star restaurants in California. The first and second Lone Star restaurants opened in 1998 and the third Lone Star restaurant opened in January, 1999. During 1998, the licensee paid the Company $60,000 in initial license fees and $79,019 in royalty fees. The Company believes that the foregoing transactions are on at least as favorable as the terms the Company would have received from unaffiliated third parties.

STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 21, 1999.

     On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The amendment provides that if the Company does not receive notice of the proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year's proxy statement, then the Company will be permitted to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

     With respect to the Company's year 2000 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which has not been timely submitted, for inclusion in the Company's proxy statement by March 5, 2000, the Company will be permitted to use it discretionary voting authority as outlined above.

ANNUAL REPORT

     All stockholders of record as of April 12, 1999 have been sent, or are concurrently herewith being sent, a copy of the CompanyOs Annual Report for the fiscal year ended December 29, 1998. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 29, 1998.

                                        By Order of the Company,
                                        GERALD T. AARON
                                        Secretary
Dated: Wichita, Kansas

April 19, 1999.

The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 29, 1998 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefor to Gerald T. Aaron, Secretary, Lone Star Steakhouse & Saloon, Inc., 224 E. Douglas, Suite 700, Wichita, Kansas 67202.